Exhibit 99.1

SXC HEALTH SOLUTIONS ANNOUNCES STRONG
FIRST QUARTER FINANCIAL RESULTS
Company revises 2009 guidance higher as positive momentum from 2008 continues into 2009

Lisle, Illinois, May 7, 2009 - SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), announces its financial results for the three-month period ended March 31, 2009.  Financial references are in U.S. dollars unless otherwise indicated.

Q1 2009 Financial Highlights
•	Revenue was $291.0 million, compared to $24.3 million in Q1 fiscal 2008
•	Gross profit was $39.2 million, compared to $13.5 million in Q1 fiscal 2008
•	Adjusted EBITDA¹ was $16.3 million compared, to $6.3 million in Q1 fiscal 2008
•	GAAP net income increased to $7.7 million, or $0.31 per share (diluted), compared to $3.4 million, or $0.16 per share (diluted), in Q1 fiscal 2008
•	Non-GAAP adjusted earnings per share¹ (diluted), which excludes the NMHC transaction-related amortization, was $0.38 for Q1 fiscal 2009
•	Cash from operations was $11.8 million, compared to $8.0 million in Q1 fiscal 2008
•	Adjusted prescription claim volume1 for the PBM segment was 8.4 million in Q1 2009
•	Gross margin per adjusted prescription for the PBM segment was $3.43 in Q1 2009
•	Transaction processing volume for the HCIT segment was 96.8 million in Q1 2009

Q1 2009 Operational Highlights
•	Won three-year, multi-million dollar contract to provide Resident Care Management technology and services to PharMerica Corporation
•	Awarded a three-year contract, valued at approximately $80 million annually, to provide PBM services to the 110,000 members of the UFCW & Employers Benefit Trust
•	informedRx and the State of Arkansas Employee Benefit Division were co-awarded PBMI’s 2009 Rx Benefit Innovation Award
•	Won other informedRx business increasing our covered lives by an additional 150,000.

“The strong momentum we built in 2008 continued in Q1 and resulted in solid financial and operational performance,” said Mark Thierer, President and CEO of SXC. “Our core business is largely resilient to the turbulence in the broader economy and based on our promising outlook we are raising our financial guidance for 2009. Strategically we have emerged as the industry’s technology-enabled PBM; we are now very focused on driving our differentiated model with new sales. We see significant growth opportunities in each of the markets we serve and we’ve built a sales engine that can generate new wins across multiple markets.”

Financial Review
Revenue and gross profit segmented by PBM and HCIT was as follows:

Three-months ended March 31, (unaudited, in thousands)²
Effective with the acquisition of NMHC, the Company evaluates segment performance based on revenue and gross profit.  A reconciliation of the Company’s business segments to the consolidated financial statements for the three months ended March 31, 2009 and 2008 is as follows (in thousands):
	PBM		HCIT		Consolidated
	2009	2008	2009	2008	2009	2008
Revenue	$267,780	$-	$23,180	$24,317	$290,960	$24,317
Gross profit	$28,808	$-	$10,376	$13,480	$39,184	$13,480
Gross profit %	10.8%	0.0%	44.8%	55.4%	13.5%	55.4%

²In reviewing the above tables, please note that the revenue for SXC’s legacy informedRx business is captured in the HCIT segment for Q1 2008 and in the PBM segment for Q1 2009. As a result, the HCIT segment shows a slight decline in revenue for the three-month period ended March 31, 2009, due to the inclusion of some of the previously classified HCIT business now recorded in the new PBM segment.

PBM revenue was $267.8 million for Q1 2009, due to the acquisition of NMHC and the launch of new contracts since the purchase.

Q1 2009 HCIT revenue was $23.2 million compared to $24.3 million in the same period in 2008. This decrease is due primarily to the reclassification of certain customers into the PBM segment effective April 1, 2008. Recurring revenue consisted of transaction processing revenue of $13.7 million, compared to $14.6 million in Q1 2008, and maintenance revenue of $4.5 million, compared to $4.2 million in Q1 2008. Recurring revenue accounted for 79% of HCIT revenue in Q1 2009, consistent with 78% in Q1 2008.

Q1 2009 non-recurring revenue consisted of professional service revenue of $3.6 million, compared to $3.8 million in Q1 2008, and system sales revenue of $1.3 million, down from $1.7 million last year.

Product Development Costs
Product development costs for Q1 2009 were $3.2 million compared to $2.5 million for Q1 2008.  Product development remains a key priority for the Company as it develops enhancements to existing products and launches new offerings. Product development costs included stock-based compensation cost of $0.1 million for both Q1 2009 and Q1 2008.

Selling, General and Administration (“SG&A”) Costs
SG&A costs for Q1 2009 were $20.8 million compared to $5.9 million in Q1 2008. The increase is largely attributable to the acquisition of NMHC and initiatives to expand the Company’s sales and support capabilities. SG&A costs included stock-based compensation cost of $0.5 million and $0.7 million for the three months ended March 31, 2009 and 2008, respectively.

Adjusted EBITDA¹
Q1 2009 adjusted EBITDA was $16.3 million compared to $6.3 million in Q1 2008. Q1 2009 adjusted EBITDA benefited from a $2.0 million non-recurring gross margin pick-up due to a high level of demand for seasonal cold and flu medications in the PBM unit’s specialty pharmacy operations and certain activity in the HCIT unit. Q1 2009 adjusted EBITDA increased year-over-year due in part to the addition of the NMHC business, the addition of new contract wins, improved purchasing efficiencies on prescription drugs, cost synergies generated from the acquisition, and was offset in part by the addition of NMHC’s operating expenses.

Income Taxes
The Company recognized income tax expense of $2.9 million in Q1 2009, representing an effective tax rate of 27%, compared to a $1.6 million income tax expense representing an effective tax rate of 33% for the same period in 2008. The change in the effective tax rate is due primarily to the NMHC acquisition.

Net Income
The Company reported Q1 2009 net income of $7.7 million, or $0.31 per share (fully-diluted), which includes $2.8 million of intangible amortization, compared to $3.4 million, or $0.16 per share (fully-diluted), which includes $0.4 million of intangible amortization, in Q1 2008.

Cash from Operations
SXC continues to generate strong cash from operations.  For Q1 2009, the Company generated $11.8 million of cash through its operations, compared to $8.0 million during Q1 2008.  The Company’s quarterly cash flows can be impacted by the timing of pharmacy deposit and rebate payments it receives for certain customers.

At March 31, 2009 and December 31, 2008, the Company had cash and cash equivalents totalling $80.0 million and $67.7 million, respectively.  The Company believes that its cash on hand, together with cash generated from operating activities and amounts available under its existing credit facility, will be sufficient to support planned operations through the foreseeable future.

2009 Financial Guidance
With today’s announcement, SXC is revising certain of its financial targets for 2009:
•	Revenue of $1.25-$1.35 billion versus prior estimate of $1.2-$1.3 billion
•	Gross profit of $145-$155 million versus prior estimate of $140-$150 million
•	GAAP EPS (fully-diluted) of $0.93-$1.01 versus prior estimate of $0.77-$0.85
(including all transaction-related amortization)
•	Adjusted EBITDA of $57-$60 million versus prior estimate of $51-$54 million
•	Non-GAAP adjusted earnings per share¹ (fully-diluted) of $1.13-$1.21 versus prior estimate of $0.99-$1.08 (excluding the NMHC transaction-related amortization)

Notice of Conference Call
SXC will host a conference call on Thursday, May 7, 2009 at 8:30 a.m. ET to discuss its financial results.  Mark Thierer, President and CEO, and Jeff Park, EVP and CFO will co-chair the call.  All interested parties can join the call by dialing 416-644-3421 or 1-800-731-5774. Please dial in 15 minutes prior to the call to secure a line. The conference call will be archived for replay until Thursday, May 14, 2009 at midnight. To access the archived conference call, please dial 416-640-1917 or 1-877-289-8525 and enter the reservation code 21303555 followed by the number sign.

A live audio webcast of the conference call will be available www.sxc.com and www.newswire.ca. Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast. An archived replay of the webcast will be available for 365 days.

1Non-GAAP Financial Measures
SXC reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”).  SXC’s management also evaluates and makes operating decisions using various other measures.  Two such measures are adjusted earnings per share, and adjusted EBITDA, which are non-GAAP financial measures.  SXC’s management believes that these measures provide useful supplemental information regarding the performance of SXC’s business operations.

Adjusted earnings per share is a non-GAAP measure which takes earnings per share and adds back the impact of amortization expense related to the acquisition of NMHC, net of tax.  Acquisition-related amortization expense is a non-cash expense arising from the acquisition of intangible assets in connection with the acquisition. SXC excludes acquisition-related amortization expense from non-GAAP adjusted earnings per share because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of SXC business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets will contribute to revenue in the future period presented and periods beyond that and should also note that such expense will recur in future periods.  The 2009 guidance of adjusted earnings per share was computed by taking the Company's GAAP earnings per share guidance and adding back the expected impact of acquisition-related amortization expense, net of tax.

Adjusted EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance prior to net interest income (expense), income taxes, depreciation, amortization, stock-based compensation, and certain other one-time charges.  Management believes it is useful to exclude depreciation, amortization and net interest income (expense) as these are essentially fixed amounts that cannot be influenced by management in the short term.  In addition, management believes it is useful to exclude stock-based compensation as this is not a cash expense.  Lastly, certain other one-time charges (including losses on disposals of capital assets) are excluded as these are not considered to be recurring items.

Adjusted prescription volume equals SXC’s Mail Service prescriptions multiplied by three, plus its retail and specialty prescriptions. The Mail Service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.

Management believes that adjusted earnings per share, adjusted EBITDA and adjusted prescription volume provide useful supplemental information to management and investors regarding the performance of the Company’s business operations and facilitate comparisons to its historical operating results.  Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company’s core operating results.  Note however, that these items are performance measures only, and do not provide any measure of the Company’s cash flow or liquidity.  Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliation of adjusted earnings per share and adjusted EBITDA.

Adjusted earnings per share and adjusted EBITDA do not have standardized meanings prescribed by GAAP.  The Company's method of calculating these items may differ from the methods used by other companies and, accordingly, it may not be comparable to similarly titled measures used by other companies.  Reconciliation of adjusted EBITDA to net income and adjusted net income to net income is shown below:

	For the three months ended
	March 31,
	2009	2008
(unaudited, in thousands)

Adjusted EBITDA	$16,331	$6,333

Amortization of Intangible Assets	(2,825)	(396)

Depreciation of Property & Equipment	(1,976)	(1,164)

Stock-Based Compensation	(613)	(779)

Other Income (expense)	325	(6)

Interest (Expense) Income, Net	(710)	1,019

Income Tax Expense	(2,850)	(1,649)

Net Income	$7,682	$3,357

Non-GAAP Adjusted Earnings Per Share	For the 3 months ended Mar 31, 2009
(unaudited) (in thousands, except per share data)

Net Income	$7,682

Amortization of NMHC Intangibles (Net of Taxes)	1,700

Adjusted Net-Income	$9,382

Adjusted EPS (diluted)	$0.38

2On April 30, 2008, SXC closed the acquisition of NMHC. As a result, SXC has introduced some new segmentation and presentation of its financial results. Revenue is now segmented into two groups: Pharmacy Benefits Management (“PBM”) which includes informedRx as well as mail-order and specialty pharmacies, and Health Care Information Technology (“HCIT”). SXC records PBM revenue from NMHC exclusively on a gross basis which equates to the prescription price paid by consumers plus an administrative fee. The HCIT business records revenue only on the basis of the administrative fee; drug ingredient cost is not included in revenues or cost of claims.

The net effect is that SXC’s year-over-year revenues have increased dramatically while gross profit margin and adjusted EBITDA have increased in absolute dollar terms, but have declined as a percentage of total sales. These changes do not affect profitability on an absolute dollar or per share basis.

About SXC Health Solutions Corp.

SXC Health Solutions Corp. is a leading provider of pharmacy benefit management (PBM) services and Healthcare Information Technology (HCIT) solutions to the healthcare benefits management industry. The Company’s product offerings and solutions combine a wide range of advanced PBM services, software applications, application service provider (ASP) processing services, and professional services. SXC serves many of the largest organizations in the pharmaceutical supply chain, such as health plans; employers; Federal, provincial, and state governments; pharmacy benefit managers; and retail pharmacy chains. SXC is headquartered in Lisle, Illinois with multiple locations in North America.

For more information, please visit www.sxc.com.

Forward-Looking Statements
Certain statements included herein, including those that express management's expectations or estimates of our future performance, constitute "forward-looking statements" within the meaning of applicable securities laws.   Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies.   We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements.   Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our ability to achieve increased market acceptance for our product offerings and penetrate new markets; consolidation in the healthcare industry; the existence of undetected errors or similar problems in our software products; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; our ability to compete successfully; potential liability for the use of incorrect or incomplete data; the length of the sales cycle for our healthcare software solutions; interruption of our operations due to outside sources; our dependence on key customers; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry; breach of our security by third parties; our dependence on the expertise of our key personnel; our access to sufficient capital to fund our future requirements; and potential write-offs of goodwill or other intangible assets. This list is not exhaustive of the factors that may affect any of our forward-looking statements.  Other factors that should be considered are discussed from time to time in SXC’s filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed under that captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2008 Annual Report on Form 10-K and subsequent Form 10-Qs, which are available at www.sec.gov.  Investors are cautioned not to put undue reliance on forward-looking statements.  All subsequent written and oral forward-looking statements attributable to SXC or persons acting on our behalf are expressly qualified in their entirety by this notice.  We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Certain of the assumptions made in preparing forward-looking information and management’s expectations include: maintenance of our existing customers and contracts, our ability to market our products successfully to anticipated customers, the impact of increasing competition, the growth of prescription drug utilization rates at predicted levels, the retention of our key personnel, our customers continuing to process transactions at historical levels, that our systems will not be interrupted for any significant period of time, that our products will perform free of major errors, our ability to obtain financing on acceptable terms and that there will be no significant changes in the regulation of our business.

For more information, please contact:
Jeff Park	Dave Mason	Susan Noonan
Chief Financial Officer	Investor Relations - Canada	Investor Relations - U.S.
SXC Health Solutions, Inc.	The Equicom Group Inc.	The SAN Group, LLC
Tel: (630) 577-3100	(416) 815-0700 ext. 237	(212) 966-3650
investors@sxc.com	dmason@equicomgroup.com	susan@sanoonan.com

SXC HEALTH SOLUTIONS CORP.
Consolidated Balance Sheets
(in thousands of U.S. dollars, except share data)

	March 31	December 31
	2009	2008
	(unaudited)
ASSETS

Current assets
Cash and cash equivalents	$79,970	$67,715
Restricted cash	13,628	$12,498
Accounts receivable, net of allowance for doubtful accounts of $3,560 (December 31, 2008 - $3,570)	84,379	80,531
Rebates receivable	23,887	29,586
Unbilled revenue	1	73
Prepaid expenses and other	4,803	4,382
Inventory	6,032	6,689
Income tax recoverable	2,933	1,459
Deferred income taxes	8,546	10,219
Total current assets	224,179	213,152

Property and equipment, net of accumulated depreciation of $20,873 (December 31, 2008 - $19,449)	20,117	20,756
Goodwill	143,594	143,751
Other intangible assets, net of accumulated amortization of $16,924
(December 31, 2008 - $14,099)	43,581	46,406
Deferred financing charges	1,369	1,481
Deferred income taxes	1,461	1,323
Other assets	1,397	1,474
Total assets	$435,698	$428,343

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$7,104	$8,302
Customer deposits	14,049	11,875
Salaries and wages payable	11,779	15,681
Accrued liabilities	24,751	32,039
Pharmacy benefit management rebates payable	38,777	36,326
Pharmacy benefit claim payments payable	51,891	51,406
Deferred revenue	11,225	7,978
Current portion of long-term debt	4,800	3,720
Total current liabilities	164,376	167,327

Long-term debt, less current installments	42,720	43,920
Deferred income taxes	14,539	15,060
Deferred lease inducements	3,105	3,217
Deferred rent	1,528	1,461
Other liabilities	3,035	3,195
Total liabilities	229,303	234,180

Shareholders' equity

Common stock: no par value, unlimited shares authorized;
24,476,544 shares issued and outstanding at March 31, 2009 (December 31, 2008 - 24,103,032 shares)	150,495	146,988
Additional paid-in capital	12,868	11,854
Retained earnings	43,433	35,751
Accumulated other comprehensive income	(401)	(430)
Total shareholders' equity	206,395	194,163

Total liabilities and shareholders' equity	$435,698	$428,343

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Operations
(in thousands of U.S. dollars, except share data)

	Three months ended March 31,
	2009	2008
	(unaudited)

Revenue:
PBM	$267,780	$-
HCIT:
Transaction processing	13,727	14,648
Maintenance	4,474	4,210
Professional services	3,642	3,791
System sales	1,337	1,668
Total revenue	290,960	24,317

Cost of revenue:
PBM	238,972	-
HCIT	12,804	10,837
Total cost of revenue	251,776	10,837
Gross profit	39,184	13,480

Expenses:
Product development costs	3,163	2,458
Selling, general and administrative	20,797	5,871
Depreciation of property and equipment	1,482	762
Amortization of intangible assets	2,825	396
	28,267	9,487

Operating income	10,917	3,993

Interest income	(246)	(1,053)
Interest expense	956	34
Net interest expense (income)	710	(1,019)

Other (income) expense	(325)	6
Income before income taxes	10,532	5,006

Income tax expense:
Current	2,201	1,382
Deferred	649	267
	2,850	1,649

Net income	$7,682	$3,357

Earnings per share:
Basic	$0.32	$0.16
Diluted	$0.31	$0.16

Weighted average number of shares used in computing earnings per share:
Basic	24,324,911	20,995,688
Diluted	24,923,208	21,489,156

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Cash Flows
(in thousands of U.S. dollars)

	Three months ended March 31,
	2009	2008
	(unaudited)
Cash flows from operating activities:
Net income	$7,682	$3,357
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	613	779
Depreciation of property and equipment	1,976	1,164
Amortization of intangible assets	2,825	396
Deferred lease inducements and rent	(45)	(64)
Deferred income taxes	649	302
Tax benefit on option exercises	(1,562)	(22)
(Gain) loss on foreign exchange	(94)	14
Changes in operating assets and liabilities, net of effects from acquisition:
Accounts receivable	(3,863)	1,210
Rebates receivable	5,699	-
Restricted cash	(1,130)	-
Unbilled revenue	72	178
Prepaid expenses	(421)	(467)
Inventory	657	(15)
Income tax recoverable	88	1,018
Accounts payable	(1,198)	(594)
Accrued liabilities	(8,617)	358
Pharmacy benefit claim payments payable	485	(238)
Pharmacy benefit management rebates payable	2,541	1,412
Deferred revenue	3,247	(755)
Customer deposits	2,174	-
Other	64	-
Net cash provided by operating activities	11,842	8,033

Cash flows from investing activities:
Purchases of property and equipment	(3,289)	(2,603)
Acquisitions, net of cash acquired	(180)	-
Net cash used in investing activities	(3,469)	(2,603)

Cash flows from financing activities:
Repayment of long-term debt	(120)	-
Proceeds from exercise of options	2,346	195
Tax benefit on option exercises	1,562	22
Net cash provided by financing activities	3,788	217

Effect of foreign exchange on cash balances	94	(14)

Increase in cash and cash equivalents	12,255	5,633

Cash and cash equivalents, beginning of period	67,715	90,929

Cash and cash equivalents, end of period	$79,970	$96,562